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[AETNA LOGO]                                                       EXHIBIT 99(1)



                    AETNA LIFE INSURANCE AND ANNUITY COMPANY


I, Susan E. Schechter, hereby certify that I am the duly elected and acting Corporate Secretary of Aetna Life Insurance and Annuity Company (the "Corporation"), a corporation organized and existing under the laws of the State of Connecticut, and that the following Vote was duly adopted by the Board of Directors of the Corporation on June 18, 1986 and that it remains in full force and effect:

VOTED: That the officers of this Company are hereby severally authorized to take such action as they may severally deem necessary or appropriate (1) to create a new separate account, to be called Variable Life Account B, for the purpose of funding variable life insurance policies; (2) to make any filings under applicable law, whether federal, state or otherwise, which may be deemed necessary or appropriate to operations of that separate account; and (3) to further the purpose and operations of that separate account; and any actions, heretofore taken consistent with the above are hereby ratified and confirmed.

Dated at Hartford, Connecticut on February 8, 1996.



                                   /s/ SUSAN E. SCHECHTER
                                   --------------------------------
                                   Susan E. Schechter
                                   Corporate Secretary
                                   Aetna Life Insurance and Annuity Company